Exhibit 99.1

FINANCIAL STATEMENTS OF AVEDRO

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Avedro, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Avedro, Inc. (the "Company") as of December 31, 2018 and 2017, the related statements of operations, convertible preferred stock and stockholders' deficit and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on Avedro's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as Avedro's auditor since 2017.
Boston, Massachusetts
March 21, 2019
except for Note 18, as to which the date is September 17, 2019

1

Avedro, Inc.

Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$9,769	$8,850
Accounts receivable (including $573 and $445 from related parties as of December 31, 2018 and 2017, net of allowance of $198 and $120, respectively)	4,725	3,239
Inventories	4,259	5,151
Prepaid expenses and other current assets	1,919	2,169
Total current assets	20,672	19,409
Equipment and furniture, net	1,524	1,640
Restricted cash	551	551
Deferred offering costs	2,829	—
Other assets	291	96
Total assets	$25,867	$21,696
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$2,126	$2,880
Accrued expenses and other current liabilities	5,366	2,900
Current portion of license obligation (Note 7)	250	250
Deferred revenue	688	872
Total current liabilities	8,430	6,902
Deferred revenue, net of current portion	12	77
Long-term debt obligations, net of current portion	19,939	19,319
Derivative and warrant liability	2,206	839
Other non-current liabilities	13	79
Deferred rent	432	359
Total liabilities	$31,032	$27,575
Commitments and contingencies (Note 7)
Convertible preferred stock:
Series AA convertible preferred stock, $0.00001 par value; authorized shares 32,650,000 at December 31, 2018 and 2017, respectively; issued and outstanding shares 7,161,719 at December 31, 2018 and 2017, respectively; liquidation preference of $31,870 at December 31, 2018	31,852	31,852
Series BB convertible preferred stock, $0.00001 par value; authorized shares 5,950,000 December 31, 2018 and 2017, respectively; issued and outstanding shares 1,332,708 at December 31, 2018 and 2017, respectively; liquidation preference of $12,000 at December 31, 2018	11,789	11,789
Series CC convertible preferred stock, $0.00001 par value; authorized shares 9,529,571 and zero at December 31, 2018 and 2017, respectively; issued and outstanding shares 2,141,467 and zero at December 31, 2018 and 2017, respectively; liquidation preference of $25,000 at December 31, 2018	24,782	—
Stockholders' deficit:
Common stock, $0.00001 par value; authorized shares 66,905,000 and 54,000,000 at December 31, 2018 and 2017, respectively; issued and outstanding shares 1,412,003 and 1,363,050 at December 31, 2018 and 2017, respectively	2	2
Additional paid-in capital	108,532	107,478
Accumulated deficit	(182,122)	(157,000)
Total stockholders' deficit	(73,588)	(49,520)
Total liabilities, convertible preferred stock and stockholders' deficit	$25,867	$21,696

The accompanying notes are an integral part of these financial statements.

2

Avedro, Inc.

Statements of Operations

(In thousands, except share and per share data)

	Year Ended December 31,
	2018	2017
Revenue (including related party activity of $2,066 and $1,868 for the years ended December 31, 2018 and 2017, respectively)	$27,672	$20,154
Cost of goods sold (including related party activity of $517 and $355 for the years ended December 31, 2018 and 2017, respectively)	10,879	9,850
Gross profit	16,793	10,304
Operating expenses:
Selling, general and administrative	25,999	18,991
Research and development	12,043	10,286
Total operating expenses	38,042	29,277
Loss from operations	(21,249)	(18,973)
Other expense (income):
Interest income	208	26
Interest expense	(2,665)	(2,144)
Other (expense) income, net	(1,416)	(186)
Total other (expense) income, net	(3,873)	(2,304)
Net loss	$(25,122)	$(21,277)
Net loss per share of common stock, basic and diluted	$(17.97)	$(16.12)
Weighted average shares of common stock used to compute net loss per share, basic and diluted	1,398,065	1,319,542

The accompanying notes are an integral part of these financial statements.

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Avedro, Inc.

Statements of Convertible Preferred Stock and Stockholders' Deficit

(In thousands, except share and per share data)

	Convertible Preferred Stock $0.00001 Par Value						Common Stock $0.00001 Par Value

	Series AA		Series BB		Series CC				Additional Paid-In	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2016	7,161,719	$31,852	—	$—	—	$—	1,205,281	$2	$106,413	$(135,723)	$(29,308)
Issuance of Series BB convertible preferred stock, net of issuance costs			1,332,708	11,789	—	—	—	—	—	—	—
Exercise of common stock, options	—	—	—	—	—	—	150,190	—	207	—	207
Exercise of common stock warrant	—	—	—	—	—	—	7,579	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	858	—	858
Net loss	—	—	—	—	—	—	—	—	—	(21,277)	(21,277)
Balance at December 31, 2017	7,161,719	$31,852	1,332,708	$11,789	—	$—	1,363,050	$2	$107,478	$(157,000)	$(49,520)
Issuance of Series CC convertible preferred stock, net of issuance costs	—	—	—	—	2,141,467	24,782	—	—	—	—	—
Exercise of common stock, options	—	—	—	—	—	—	48,953	—	69	—	69
Share-based compensation	—	—	—	—	—	—	—	—	985	—	985
Net loss	—	—	—	—	—	—	—	—	—	(25,122)	(25,122)
Balance at December 31, 2018	7,161,719	$31,852	1,332,708	$11,789	2,141,467	$24,782	1,412,003	$2	$108,532	$(182,122)	$(73,588)

The accompanying notes are an integral part of these financial statements.

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Avedro, Inc.

Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(25,122)	$(21,277)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	675	563
Noncash interest expense	620	349
Loss on extinguishment of debt	—	230
Change in assets and liabilities held at fair value (Note 11)	1,367	(108)
Bad debt expense	88	—
Share-based compensation	985	858
Loss on disposal of equipment and furniture	29	11
Asset purchase and royalty obligation	10	43
Gain/(Loss) on foreign currency transactions	(2)	12
Changes in assets and liabilities:
Accounts receivable	(1,574)	(1,247)
Prepaid expenses and other current assets	250	(1,131)
Inventories	666	(2,248)
Accounts payable and accrued expenses	201	914
Deferred revenue	(249)	(567)
Long-term accrued interest	—	(355)
Other non-current assets and liabilities	(122)	21
Net cash used in operating activities	(22,178)	(23,932)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment and furniture	(361)	(818)
Net cash used in investing activities	(361)	(818)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of Series BB convertible preferred stock	—	11,789
Net proceeds from issuance of Series CC convertible preferred stock	24,782	—
Proceeds from the exercise of common stock options	69	207
Deferred offering costs	(1,228)	—
Proceeds from debt financing	—	20,000
Principal payments on long-term debt obligation	—	(9,777)
Payment for asset purchase & license obligation	(128)	(762)
Payments for debt extinguishment costs	—	(108)
Principal payments on capital lease obligation	(37)	(34)
Loan issuance costs	—	(310)
Net cash provided by financing activities	23,458	21,005
Net increase (decrease) in cash, cash equivalents and restricted cash	$919	$(3,745)
Cash, cash equivalents and restricted cash—Beginning of period	$9,401	$13,146
Cash, cash equivalents and restricted cash—End of period	$10,320	$9,401
Cash paid for interest	$2,042	$1,850
Supplemental disclosure of non-cash investing and financing activities
Net value of medical devices used for internal purposes transferred from inventory	$226	$333
Deferred offering costs included in accounts payable and accrued expenses	$1,601	$—

The accompanying notes are an integral part of these financial statements.

5

Avedro, Inc.

Notes to Financial Statements

(Dollars in thousands, except per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization

Avedro was incorporated in Delaware on November 6, 2002. Avedro is an ophthalmic pharmaceutical and medical device company developing and commercializing a suite of products based on its proprietary corneal collagen cross-linking technology platform (the "Avedro Cross-Linking Platform") to address a wide variety of ophthalmic disorders and conditions, primarily associated with corneal weakness. The primary components of the Avedro Cross-Linking Platform are proprietary pharmaceutical formulations of riboflavin (vitamin B2), a "single dose pharmaceutical," sold primarily in conjunction with Avedro's innovative devices for the delivery of metered doses of UVA light, a "medical device". The technological advances that Avedro has made with the Avedro Cross-Linking Platform have enabled Avedro to expand the use of corneal cross-linking beyond the traditional areas in which it has been historically applied. In April 2016, Avedro received United States Food and Drug Administration ("FDA") clearance for the single dose pharmaceuticals Photrexa Viscous and Photrexa, and the KXL System medical device. Avedro sells these products in the United States through a direct sales force and distributes its products outside of the United States through international medical device distributors.

As of December 31, 2018, Avedro has devoted the majority of its efforts to business planning, research and development, starting up production, developing markets, raising capital, recruiting management and technical staff and commercializing its newly approved products in the United States.

Basis of Accounting

The financial statements are prepared in conformity with GAAP.

Reverse Stock Split

On January 31, 2019, the Avedro Board and stockholders approved an amended and restated certificate of incorporation to, among other things, effect a reverse split on the outstanding shares of Avedro's Common Stock and convertible preferred stock on a one-for-4.45 basis (the "Reverse Stock Split"). The Reverse Stock Split became effective on February 1, 2019. The par values of Avedro Common Stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. Accordingly, all share and per share amounts for all periods presented in these financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the Reverse Stock Split. See Note 17, "Subsequent Events," for additional information.

Initial Public Offering

In February 2019, Avedro closed its initial public offering ("IPO"), in which it issued and sold 5,000,000 shares of Avedro Common Stock at a public offering price of $14.00 per share, for net proceeds to Avedro of approximately $61,300, after deducting underwriting discounts and commissions and offering expenses payable by Avedro. Upon the closing of the IPO, all of Avedro's outstanding shares of convertible preferred stock were automatically converted into an aggregate of 10,635,894 shares of Avedro Common Stock and all warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase up to an aggregate of 202,981 shares of Avedro Common Stock, resulting in the reclassification of the related redeemable convertible preferred stock warrant liability to additional paid-in-capital. Subsequent to the closing of the IPO, there were no shares of preferred stock or warrants to purchase shares of convertible preferred stock outstanding. The consolidated financial statements as of December 31, 2018, including share and per share amounts, do not give effect to the IPO or conversion of the convertible preferred stock, as the IPO and such conversions were completed subsequent to December 31, 2018. See Note 17, "Subsequent Events," for additional information.

6

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION (Continued)

Liquidity

Avedro has had recurring losses from operations since inception and has an accumulated deficit of $182,122 at December 31, 2018, and incurred a net losses of $25,122 and $21,277 for the years ended December 31, 2018 and 2017, respectively. Prior to Avedro's IPO, Avedro had funded its operations principally from issuances of preferred stock, debt financings, grants, product and service sales and development and license agreements. At December 31, 2018, Avedro had $9,769 of unrestricted cash and cash equivalents. Avedro expects the cash balance at December 31, 2018, along with the net proceeds from the IPO received in February 2019, will be sufficient to fund operations for a period of at least 12 months from the date the financial statements are issued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, and expenses and the disclosure of contingent assets and liabilities in Avedro's financial statements and accompanying notes. The most significant assumptions used in the financial statements are the underlying assumptions used in valuing share-based compensation including the fair value of Avedro Common Stock, allowance for bad debts, the net realizable value of inventories, the value of the warrant liability, the value of embedded derivatives and the estimated useful lives of equipment and furniture. Avedro bases estimates and assumptions on historical experience when available and on various factors that it determined to be reasonable under the circumstances. Avedro evaluates its estimates and assumptions on an ongoing basis. Avedro's actual results may differ from these estimates under different assumptions or conditions.

JOBS Act Accounting Election

As an emerging growth company under the Jumpstart Our Business Startups Act of 2012 ("JOBS Act"), Avedro is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Avedro has elected to take advantage of the extended transition period for adopting new or revised accounting standards that have different effective dates for public and private companies until such time as those standards apply to private companies.

7

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Transactions

Avedro's functional currency is the United States dollar. Foreign currency transaction gains and losses are recorded in the statements of operations. Net foreign exchange (losses) gains of $(21) and $(54) were recorded in other (expense) income in the years ended December 31, 2018 and 2017, respectively.

Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. Avedro's chief operating decision maker is the Chief Executive Officer. Avedro views its operations and manages its business in one operating segment, which is the business of developing and launching commercially its products. Avedro views its operations and manages its business in one operating segment.

Information about Avedro's operations in different geographic regions, based on the location of the revenue generating customer, is presented in the table below:

Revenue:

	For Year Ended December 31,
	2018	2017
United States	$18,689	$10,846
Asia	4,020	4,534
Europe	2,220	2,348
Americas (outside the United States)	809	874
Middle East	1,526	1,293
Other	408	259
	$27,672	$20,154

Fair Value Measurements

The carrying amounts reported in Avedro's financial statements for cash and cash equivalents, accounts receivable, net of allowance, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their respective fair values because of the short-term nature of these accounts. The fair value of Avedro's long-term debt (see Note 9, "Long-Term Debt") is determined using Level 3 inputs using current applicable rates for similar instruments as of the balance sheet dates and assessment of the credit rating of Avedro. The carrying value of Avedro's long-term debt approximates fair value because Avedro's interest rate yield is near current market rates. Avedro's warrant liability, derivative liability and long-term debt are considered Level 3 liabilities within the fair value hierarchy described below.

Fair value is defined as the price that would be received if selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements for assets and liabilities where there exists limited or no observable market data are based primarily upon estimates, and often are calculated based on the economic and competitive environment, the characteristics of the asset and liability and other factors. Therefore, the results cannot be determined with precision and may not be realized in an actual sale or immediate settlement of the asset or liability. Additionally, there may be inherent weaknesses in any valuation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could significantly affect the results of current or future values.

8

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Avedro's financial assets are classified within the fair value hierarchy based on the lowest level of inputs that is significant to the fair value measurement. The three levels of the fair value hierarchy, and its applicability to Avedro's financial assets, are described as follows:

Level 1: Unadjusted quoted prices of identical, unrestricted assets in active markets that are accessible at the measurement date.

Level 2: Quoted prices for similar assets, or inputs that are observable, either directly or indirectly, for substantially the full term through corroboration with observable market data.

Level 3: Pricing inputs are unobservable for the assets, that is, inputs that reflect Avedro's own assumptions about the assumptions market participants would use in pricing the assets.

There were no transfers between Levels 1, 2, and 3 during the years ended December 31, 2018 and 2017.

Avedro has liabilities classified as Level 3 that are measured by management at fair value on a quarterly basis as described in Note 9, "Long-Term Debt," and Note 10, "Warrants," respectively. See Note 11, "Fair Value Measurements," for additional information.

Cash and Cash Equivalents

Cash consists of highly liquid checking and savings accounts and cash equivalents consist of money market funds. Avedro considers all highly liquid investments with an original maturity of three months or less from the date of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates their fair value. At December 31, 2018, Avedro held $8,164 of cash equivalents, all of which were invested in money market funds. Avedro did not hold any cash equivalents at December 31, 2017.

Restricted Cash

Avedro has restricted cash of $551 at December 31, 2018 and 2017. The amounts are generally related to two irrevocable standby letters of credit in relation to Avedro's office lease agreements. Each letter of credit names the lessor as the beneficiary and is required to fulfill lease requirements in the event Avedro should default on office lease obligations. See Note 7, "Commitments and Contingencies." At December 31, 2018, the restricted cash for these letters of credit was $351. At December 31, 2018, Avedro also held restricted cash of $200 to collateralize its credit card.

9

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk and Significant Customers

Cash, cash equivalents and accounts receivable are financial instruments that potentially subject Avedro to concentrations of credit risk.

At December 31, 2018, Avedro invested its excess cash in money market funds through a United States bank with high credit ratings. At December 31, 2017, substantially all of Avedro's cash were in checking and savings accounts at a financial institution which management believes to have a high credit standing. Avedro is exposed to credit risk in the event of a default by the financial institution holding its cash and cash equivalents to the extent recorded on the balance sheet. Avedro has no financial instruments with off-balance sheet risk of loss. Avedro has not experienced any significant losses in such accounts and management believes that Avedro is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Avedro is also subject to credit risk from its accounts receivable. Avedro sells its products through its direct sales organization in the United States and primarily through established distributors outside of the United States. To minimize credit risk, ongoing credit evaluations of customers' financial condition are performed and upfront customer deposits are received prior to shipment whenever deemed necessary. Avedro has not experienced any material losses related to receivables from individual customers, or groups of customers.

During the years ended December 31, 2018 and 2017, Avedro did not recognize revenue from one single customer over 10% of total revenues. Avedro's accounts receivable, net at December 31, 2018 and 2017 include amounts due to Avedro from the below significant customers:

	Percentage of Total Accounts Receivable Balance as of December 31,
	2018	2017
Customer A	12%	14%
Customer D	9%	10%

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. An allowance for doubtful accounts is provided for those accounts receivable which management estimates may be uncollectible, based on historical experience and management's evaluation of outstanding accounts receivable at the end of the year. Uncollectible amounts are written off against the allowance after all collection efforts have been exhausted.

Inventories

Avedro states inventories at the lower of first-in, first-out cost, or net realizable value. Avedro adjusts its cost basis for excess, expired and obsolete inventories primarily on estimates of forecasted net sales.

10

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Avedro capitalizes inventories in preparation for sales of products when the related product candidates are considered to have a high likelihood of regulatory clearance and the related costs are expected to be recoverable through sales of the inventories. In addition, Avedro capitalizes inventories related to the manufacture of instruments that have a high likelihood of regulatory clearance and will be retained as Avedro's assets upon determination that the instrument has alternative future uses. In determining whether or not to capitalize such inventories, Avedro evaluates, among other factors, information regarding the product candidate's status of regulatory submissions and communications with regulatory authorities, the outlook for commercial sales and alternative future uses of the product candidate. Costs associated with development products prior to satisfying the inventory capitalization criteria are charged to research and development expense as incurred.

Avedro classifies amounts related to instruments that are Avedro-owned and used in Avedro's operations, as a component of property and equipment. The cost of these commercially sellable devices is capitalized as inventory until such time Avedro determines the instrument will be used for internal purposes.

Equipment and Furniture

Equipment and furniture are recorded at historical cost, less accumulated depreciation. Costs for capital assets not yet placed into service are capitalized as construction in progress, and will be depreciated in accordance with the below guidelines once placed into service. Maintenance and repair costs are expensed as incurred. Costs which materially improve or extend the lives of existing assets are capitalized. Equipment subject to capital lease is depreciated over the lesser of the useful life of the asset or the life of the lease. Avedro records depreciation using the straight-line method over the estimated useful lives of the respective assets, which are as follows:

Asset Category	Estimated Useful Lives
Machinery and lab equipment	5 years
Medical devices used for internal purposes	3 years
Computer hardware and software	3 years
Office furniture and equipment	5 years
Leasehold improvements	Shorter of the remaining lease term or estimated useful life

Upon retirement or sale, the cost of assets disposed and the related accumulated depreciation is removed from the accounts and any resulting gain or loss is recorded in the statements of operations.

Impairment of Long-Lived Assets

Avedro reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. There were no impairment losses recognized during the years ended December 31, 2018 and 2017, respectively.

11

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred Rent

Avedro accounts for rent expense related to operating leases by determining total minimum rent payments on the leases over their respective periods and recognizing the rent expense on a straight-line basis. The difference between the actual amount paid and the amount recorded as rent expense in each period presented is recorded as an adjustment to an other non-current liability, deferred rent, in the balance sheet.

Convertible Preferred Stock

Avedro recorded its convertible preferred stock at fair value on the dates of issuance, net of issuance costs. A deemed liquidation event will only occur upon a greater than 50% change in control or a sale of substantially all of the assets of Avedro and will be a redemption event subject to election by the holders of at least 70% of the then outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis. As the redemption event is outside the control of Avedro, all shares of convertible preferred stock have been presented outside of permanent equity. Further, Avedro has also elected not to adjust the carrying values of the convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying value to the redemption values will be made when it becomes probable that such redemption will occur. As of December 31, 2018, it was not probable that such redemption would occur.

Deferred Offering Costs

Deferred offering costs consist of fees and expenses directly attributable to equity offerings. Upon completion of an offering, these amounts are offset against the proceeds of the offering. During 2018, Avedro deferred offering costs related to its IPO totaling $2,829, which were capitalized and classified within noncurrent assets on the balance sheet as of December 31, 2018. There were no deferred offering costs as of December 31, 2017. Unpaid amounts as of December 31, 2018 totaled $1,601.

Guarantees and Indemnifications

As permitted under Delaware law, Avedro has agreements whereby it indemnifies its investors, stockholders, officers and directors (collectively, the "Indemnified Parties") for certain events or occurrences while the Indemnified Parties are, or were, serving at its request in such capacity. The term of the indemnification period is for the Indemnified Parties' lifetimes. The maximum potential amount of future payments Avedro could be required to make under these indemnification agreements is unlimited; however, Avedro has a directors and officers insurance policy which mitigates its exposure and enables it to recover a portion of any future amounts paid. Avedro has not incurred costs to date to defend lawsuits or settle claims related to these indemnification agreements. As a result, Avedro determined the estimated fair value of these agreements is de minimis. Accordingly, Avedro has no liabilities recorded for these agreements as of December 31, 2018 and 2017.

12

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Avedro derives its revenue principally from sales of its medical devices and related single dose pharmaceuticals. Avedro recognizes revenue when all four of the following criteria are met: (1) persuasive evidence that an agreement exists; (2) delivery of the products and/or services has occurred; (3) the selling price is fixed or determinable; and (4) collectability is reasonably assured.

Product Revenue

U.S. Product Revenue

Avedro, through its direct sales force, sells medical devices and related single dose pharmaceuticals directly to customers, which are typically physician clinics, or hospitals. In each arrangement, Avedro is responsible for installation and calibration of the medical devices and initial user training, which are deemed essential to the functionality of the medical device. Each medical device is sold with a standard one year warranty from the date of shipment, which provides that the medical device will function as intended during that one year period or Avedro will either replace the product, or a portion thereof, or provide the necessary repair service during Avedro's normal service hours. The related single dose pharmaceuticals are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to twelve months.

U.S. Multiple Element Arrangements

Avedro generally enters into multiple element arrangements with its new customers, which include the sale of a medical device with an initial order of related single dose pharmaceuticals, and may include an extended warranty. Medical devices sold in the United States do not have standalone value since they can only be used in conjunction with the single dose pharmaceuticals sold by Avedro. Therefore, Avedro recognizes device and single dose pharmaceutical revenue when the initial order of the related single dose pharmaceuticals is delivered, user training is completed, and the medical device is delivered, installed and accepted by the end user customer. The total selling price of these arrangements is allocated amongst deliverables based on their relative selling price. If extended warranties are included in these multiple element arrangements, they are treated as separate deliverables and, are deferred and recognized over the term of the extended warranty period based on the separately stated contractual price. The customers have no right of return or inventory swap-out provisions.

Subsequent single dose pharmaceuticals orders are typically not part of a multiple element arrangement. Through June 30, 2017, Avedro recognized revenue of subsequent single dose pharmaceuticals orders upon shipment as all four revenue criteria are met. In July 2017, Avedro began offering extended payment terms to their customers in which a portion of the single dose pharmaceutical would be payable in 30 days and the remainder payable in 180 days. Under these new payment terms, Avedro was not able to reasonably assure the fees are fixed or determinable or collectability is reasonably assured on the shipment date. Therefore, Avedro recognizes revenue on the single dose pharmaceuticals when the payment becomes due from the customer and collectability is reasonably assured, which is generally 30 to 180 days from the invoice date. Although the amounts charged per treatment are invoiced to the customer on the shipment date, Avedro does not record deferred revenue or accounts receivable for the amounts charged under extended payment terms since collectability cannot be reasonably assured. Avedro has a program to offer a future discount on purchases subject to the customer meeting certain requirements, specifically related to the application for insurance reimbursement. Avedro concluded that this may result in a significant and incremental discount and has accounted for the future discount as a separate deliverable in its revenue transactions. Avedro allocates consideration to the pharmaceutical and future discount based on the best estimate of the selling prices on the relative selling price method. At December 31, 2018 and 2017, $5,492 and $2,371, respectively, of single dose pharmaceutical amounts were invoiced to customers under extended payment terms and were excluded from Avedro's revenue and balance sheet.

13

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

U.S. Shipping and Handling Revenue

Shipping and handling revenue coincides with the recognition of revenue from the sale of the product.

Outside the U.S. Product Revenue

Avedro has established distributor agreements with various distributors throughout the world. Inventory title transfers to the distributor at the time of shipment. The payment from the distributor is due in accordance with Avedro's standard payment terms. These payments are not contingent upon the distributor's sale of products to its customers. The distributors have no right of return or inventory swap-out provisions. Medical devices sold are generally covered by a warranty of 15 months following shipment or 12 months following installation at the end-customer site. The related single dose pharmaceuticals are shipped with a minimum shelf life remaining until their sterility expiration, which is generally six to twelve months. The term of the distributor agreements is typically two years, with each option of renewal not exceeding one year.

Outside the U.S. Multiple Element Arrangements

As noted above, Avedro established distributor agreements and is not responsible for installation, calibration or initial user training of medical devices sold outside the United States. In addition, customers outside the United States are able to use medical devices in conjunction with single dose pharmaceuticals purchased from suppliers other than Avedro. As such, medical devices sold outside of the United States have standalone value and are separate deliverables within multiple-deliverable arrangements outside of the Unites States. Single dose pharmaceuticals that may also be part of the multiple-deliverable arrangement are also accounted for as separate deliverables. The total selling price of these arrangements is allocated amongst these deliverables based on their relative selling price. As Avedro has no further obligation (except for the warranty provision as discussion below) after shipment of these deliverables, the recognition of revenue and cost of revenue generally occurs upon shipment of each deliverable assuming all revenue recognition criteria are met.

Outside the U.S. Shipping and Handling Revenue

In the normal course of business, Avedro does not derive revenue from charging customers shipping and handling costs as Avedro delivers its products ex-works. In instances where a customer requests Avedro to ship the products, the associated shipping costs are passed through to the customer and are recorded as revenue.

14

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Product Warranty

Medical devices sold are covered by a standard warranty which outside the United States is for 15 months following shipment or 12 months following installation at the end-customer site, and inside the United States is for 12 months following installation. Avedro records its estimated contractual obligations at the time of shipment since installations are generally within 30 days of shipment and returns are not accepted. Avedro considers the 12-month rolling average of actual warranty claims associated with its medical devices and related single dose pharmaceuticals when determining the warranty accrual estimate. The estimates and assumptions used in developing the accrual estimate as of December 31, 2018 were consistent with prior periods.

Changes in the product warranty accrual, included as part of accrued expenses, during the years ended December 31, 2018 and 2017 consisted of the following:

	December 31,
	2018	2017
Beginning balance	$169	$235
Accruals for warranties issued during the period	298	169
(Settlements/reversals)	(309)	(235)
Ending balance	$158	$169

Cost of Goods Sold

Cost of goods sold consists primarily of manufacturing overhead costs, material costs and direct labor. A significant portion of Avedro's cost of goods sold currently consists of manufacturing overhead costs. These overhead costs include the cost of quality assurance, material procurement, inventory control, facilities, equipment, operations supervision and management, depreciation expense for production equipment, amortization of leasehold improvements, shipping costs and royalty expense payable in connection with sales of certain products.

Research and Development Costs

Research and development are expensed as incurred and primarily consist of costs to develop and manufacture prototypes and clinical materials, clinical site payments and other research and clinical expenses related to employee compensation and benefits, supplies and depreciation.

Advertising Expense

Expenditures for advertising are charged to operations as incurred. Advertising expenses were $568 and $520 during the years ended December 31, 2018 and 2017, respectively.

Commissions

Avedro recognizes commission expense related to product revenue in the period in which the product is shipped.

15

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

License Agreements and Patent Costs

Costs associated with licenses of technology are included in research and development expense to the extent they are pre-commercial technology or pre-commercial milestones. Costs associated with patent costs are expensed as incurred and are included in selling, general and administrative expenses.

Share-Based Compensation

Avedro has a stock-based compensation plan which is more fully described in Note 13. Avedro records stock-based compensation for share based awards granted to employees and to members of the Avedro Board for their services on the Avedro Board, based on the grant date fair value of awards issued, and the expense is recorded on a straight-line basis over the applicable service period, which is generally four years. For share based awards granted to employees with performance conditions, Avedro utilizes the accelerated attribution method and does not recognized expense until the event is probable. Avedro accounts for non-employee stock-based compensation arrangements based upon the fair value of the consideration received or the equity instruments issued, whichever is more reliably measurable. The measurement date for non-employee awards is generally the date that the performance of services required for the non-employee award is complete. Stock-based compensation costs for non-employee awards is recognized as services are provided, which is generally the vesting period, on a straight-line basis.

Avedro expenses performance based restricted stock awards based on the fair value of the award on the date of issuance, on an accelerated attribution basis over the associated service period of the award once it is probable that the performance condition will be met.

Avedro uses the Black-Scholes option pricing model to determine the fair value of stock options. The use of the Black-Scholes option-pricing model requires management to make assumptions with respect to the expected term of the option, the expected volatility of Avedro Common Stock consistent with the expected life of the option, risk-free interest rates and expected dividend yields of Avedro Common Stock. The expected term was determined according to the simplified method, which is the average of the vesting tranche dates and the contractual term. Due to the lack of company specific historical and implied volatility data resulting from being a private company, Avedro has based its estimate of expected volatility primarily on the historical volatility of a group of similar companies that are publicly traded. For these analyses, companies with comparable characteristics are selected, including enterprise value and position within the industry, and with historical share price information sufficient to meet the expected term of the stock-based awards. Avedro computes the historical volatility data using the daily closing prices for the selected companies' shares during the equivalent period of the calculated expected term of its stock-based awards. The risk-free interest rate is determined by reference to U.S. Treasury zero-coupon issues with remaining maturities similar to the expected term of the options. Avedro has not paid, and does not anticipate paying, cash dividends on shares of preferred and Avedro Common Stock; therefore, the expected dividend yield is assumed to be zero.

The fair value of the underlying Avedro Common Stock was determined by the Avedro Board, with input from its management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, using a combination of the market-based approach and the income approach, and also utilizing a hybrid method, as discussed below. The fair value of Avedro's equity was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

16

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Starting with the valuation of Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability.

Income Taxes

Avedro accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

Avedro recognizes net deferred tax assets to the extent that Avedro believes these assets are more likely than not to be realized. In making such a determination, management considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. If management determines that Avedro would be able to realize its deferred tax assets in the future, in excess of its net recorded amount, management would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

Avedro records uncertain tax positions on the basis of a two-step process whereby (1) management determines whether it is more likely than not that the tax positions will be sustained on the basis of the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, management recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. Avedro recognizes interest and penalties related to unrecognized tax benefits within income tax expense. Any accrued interest and penalties are included within the related tax liability.

17

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss Per Share

Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock and potentially dilutive securities outstanding during the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, convertible preferred stock, stock options and warrants considered to be potentially dilutive securities, but were excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore basic and diluted net loss per share were the same for all periods presented.

Recent Accounting Pronouncements

Accounting Standards Adopted During 2018 and 2017

In July 2015, the FASB issued Update No. 2015-11, "Simplifying the Measurement of Inventory." Under ASU 2015-11, inventory should be measured at the lower of cost and net realizable value. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. ASU 2015-11 is effective for annual reporting periods beginning after December 15, 2016, and interim periods thereafter. The adoption of ASU 2015-11 did not have a material impact on Avedro's financial statements.

The Tax Act includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from 35% to 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks. The federal tax rate change resulted in a reduction of Avedro's deferred tax assets and liabilities, and a corresponding reduction to its valuation allowance in the amount of $17.7 million. As a result, no income tax expense or benefit was recognized as of the enactment date of the Tax Act. The other provisions of the Tax Act did not have a material impact on the December 31, 2018 financial statements. The staff of the SEC issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In connection with the initial analysis of the impact of the Tax Act, Avedro remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for federal tax purposes. The remeasurement of Avedro's deferred tax assets and liabilities was offset by a change in the valuation allowance. Avedro has completed its analysis of the effects of the impact of the Tax Act without any additional material adjustments.

Accounting Standards Not Yet Adopted

In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers," which provides guidance for revenue recognition. The standard's core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. Per ASU 2015-14, "Deferral of Effective Date," this guidance will be effective for Avedro for the annual reporting period beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. Early adoption is permitted for the annual reporting period beginning after December 31, 2016. Avedro is continuing to assess the impact of adopting ASU 2014-09 on its financial position, results of operations and related disclosures. Avedro believes the new standard will impact the timing of revenue recognition of arrangements with extended payment terms. Avedro will be required to estimate variable consideration for these arrangements, which may result in revenue being recognized earlier for certain contracts. The new standard will also require enhanced disclosure requirements surrounding revenue.

18

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)", which requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases. The ASU will also require new qualitative and quantitative disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019, with early adoption permitted. Avedro is currently evaluating the effect ASU 2016-02 will have on its financial statements.

In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows: Restricted Cash". The amendments in this update require that amounts generally described as restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. ASU 2016-18 will likely have an impact on Avedro's operating cash outflows.

In June 2018, the FASB issued ASU 2018-07, "Improvements to Nonemployee Share-Based Payment Accounting." The new standard simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The new standard will be effective beginning after December 15, 2019 and early adoption is permitted, but no earlier than an entity's adoption date of ASU 2014-09. Avedro is currently evaluating the potential impact ASU 2018-07 may have on its results of operations upon adoption.

3. INVENTORIES

Inventories consisted of the following:

	As of December 31,
	2018	2017
Raw materials	$2,688	$2,300
Finished goods	1,571	2,851
Total inventories	$4,259	$5,151

19

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

4. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets consisted of the following:

	As of December 31,
	2018	2017
Prepaid suppliers	$503	$872
Prepaid rent	107	102
Prepaid other	464	387
Prepaid Prescription Drug User Fee	465	456
Prepaid license fees	226	209
Prepaid clinical study	154	143
Total prepaid expenses and other current assets	$1,919	$2,169

5. EQUIPMENT AND FURNITURE, NET

Equipment and furniture, net consisted of the following:

	As of December 31,
	2018	2017
Machinery and lab equipment	$1,478	$1,527
Medical devices used for internal purposes	929	748
Computer software	215	155
Office furniture and equipment	423	423
Computer hardware	361	306
Total equipment and furniture	3,406	3,159
Less: accumulated depreciation	(1,882)	(1,519)
Equipment and furniture, net	$1,524	$1,640

Depreciation expense related to equipment and furniture, including amortization of assets recorded under capital leases, amounted to $675 and $563 for the years ended December 31, 2018 and 2017, respectively.

During the year ended December 31, 2018, $274 of medical devices to be used for internal purposes were transferred from inventory.

At December 31, 2018 and 2017, office furniture and equipment under a capital lease was $51 and $88, net of accumulated amortization.

20

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

6. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consisted of the following:

	As of December 31,
	2018	2017
Accrued compensation	$2,836	$1,559
Accrued warranty	158	169
Accrued inventory	33	147
Accrued professional services	1,421	274
Accrued sales tax	75	99
Accrued other	843	652
Total accrued expenses and other current liabilities	$5,366	$2,900

7. COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

As of December 31, 2018, Avedro has two leased facilities under operating lease agreements. Avedro entered into an 84-month lease in November 2015, effective February 26, 2016, for a facility with office and lab space. Avedro entered into a 72-month lease on November 4, 2016, effective February 25, 2017, for production and office space in a second facility. In March 2017, Avedro amended the second lease to add additional office and lab space that will run co-terminously with the original lease through February 2023. Rental payments on operating leases are charged to expense on a straight-line basis over the period of the lease. The lease agreements require Avedro to pay executory costs such as real estate taxes, insurance and repairs, and includes renewal and escalation clauses.

As described in Note 2, "Summary of Significant Accounting Policies," Avedro has restricted cash in the form of an irrevocable letter of credit related to the lease agreements in the amount of $351.

Aggregate minimum annual lease commitments of Avedro under its non-cancellable operating leases as of December 31, 2018:

Year Ending December 31,	Amount
2019	1,157
2020	1,240
2021	1,328
2022	1,370
2023	229
Total minimum lease payments	$5,324

Rent expense under the operating leases was $1,181 and $1,184 for the years ended December 31, 2018 and 2017, respectively.

21

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

7. COMMITMENTS AND CONTINGENCIES (Continued)

License Agreements

From time to time, Avedro enters into various licensing agreements whereby Avedro may use certain technologies in conjunction with its product research and development.

CalTech

In March 2015, Avedro entered into an exclusive license agreement (the "CalTech Agreement") with the California Institute of Technology ("CalTech") for the exclusive license in the United States to certain patent rights granting Avedro the right to make, have made, import, use, sell, and offer for sale any product, device, system, article of manufacture, machine, composition of matter, or process or service covered under the licensed patents.

Under the CalTech Agreement, Avedro agreed to pay CalTech certain royalties on net revenues from the sale of cross-linking agents for performing cross-linking procedures with corneal surgically invasive corrective procedures, including, but not limited to, laser-assisted in situ keratomileusis or photorefractive keratectomy (the "Royalty Products") following FDA approval of Avedro's application for the Royalty Products. Additionally, Avedro has agreed to pay CalTech milestone payments upon the occurrence of specified events. As of December 31, 2018 and 2017, Avedro had not achieved such milestone events, so no liability has been recorded.

In July 2017, Avedro entered into an amended and restated license agreement (the "Amended CalTech Agreement") with the California Institute of Technology ("CalTech") for the exclusive license in the United States to certain patent rights granting Avedro the right to make, have made, import, use, sell, and offer for sale any product, device, system, article of manufacture, machine, composition of matter, or process or service covered under the licensed patents. Under the Amended CalTech Agreement, Avedro agreed to pay CalTech additional certain flat-fee royalties per treatment on the sale of cross-linking agents for corneal cross-linking procedures for the treatment of Keratoconus on or after July 31, 2017. $25 and $2 of such payments were made during the years ended December 31, 2018 and 2017, respectively.

IROC

In August 2014, Avedro entered into an asset purchase agreement with IROC Innocross AG ("IROC") to acquire assets and a license from IROC to enhance its existing platform of cross-linking technology. The total fair value of the acquisition was derived from determining the fair value of all assets acquired. Avedro made an upfront payment and the asset purchase obligation represents the remaining payments, which have been discounted to take into account the time value of money. The applicable discount rate used was 12.0%. This obligation is also adjusted to reflect changes in the exchange rates. As of December 31, 2018 and 2017, Avedro's current portion of the asset purchase obligation was $31 and $122, respectively, and the long-term asset purchase obligation was $0 and $28, respectively, both reflecting changes in the exchange rate as of December 31, 2018 and 2017.

In April 2015, Avedro entered into a patent license and purchase agreement with IROC (the "IROC Agreement"), under which Avedro acquired certain technology and intellectual property rights relating to ophthalmic cross-linking and is the owner of such technology and intellectual property. Additionally, the IROC Agreement broadened the scope of the license to the intellectual property rights under a prior asset purchase agreement dated August 2014 to include all products and to transfer all patents covered under the prior asset purchase agreement to Avedro subject to the payments and the terms and conditions described in the prior asset purchase agreement.

22

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

7. COMMITMENTS AND CONTINGENCIES (Continued)

As consideration, Avedro agreed to pay IROC an initial payment of $50 and up to $1,700 in milestone payments within a specified number of days of the occurrence of each milestone event. Avedro determined that the milestone events were probable as of the execution of the IROC Agreement and recorded a liability for the total $1,700 at that date. At December 31, 2018 and 2017, $250 of payments remained due under the agreement, respectively.

Supplier Agreements

Medio-Haus

In June 2014, Avedro entered into an exclusive supplier agreement with Medio-Haus-Medizinprodukte GmbH ("Medio-Haus") with a term of 15 years (the "Medio-Haus Supplier Agreement"). Under the terms of the agreement, Avedro must provide Medio-Haus with a rolling forecast of the quantities expected to be ordered during that time period. The quantities stipulated in the forecast constitute a binding commitment. As of December 31, 2018, Avedro had $736 of orders committed for the year ended December 31, 2019. During the years ended December 31, 2018 and 2017, Avedro made $1,218 and $1,492 of purchases, respectively, under the Medio-Haus Supplier Agreement.

Althea

In December 2014, Avedro entered into a commercial services agreement with Ajinmoto Althea, Inc. ("Althea"), which automatically renews for successive two-year periods following the expiration of the initial term in December 2018. Either Avedro or Althea may terminate the agreement prior to that date without cause upon 24 month's written notice. The agreement created an arrangement through which Althea acts as a third-party manufacturer to provide fill/finish services of Althea's active pharmaceutical ingredient. Avedro provides Althea with a rolling forecast of the quantities they expect to order during that time period. As of December 31, 2018, Avedro had $1,177 of orders committed for the year ending December 31, 2019. During the years ended December 31, 2018 and 2017, Avedro made $2,069 and $2,477 of purchases, respectively, under the agreement. Of the purchases made during the year ended December 31, 2018, $597 worth of purchases are included in the prepaid expenses and other current assets on Avedro's balance sheet at December 31, 2018.

Sharp

In September 2016, Avedro entered into a two-year packaging and supply agreement with the Sharp Corporation ("Sharp"). Unless terminated sooner, the agreement shall automatically renew thereafter for successive one-year periods. The agreement engages Sharp to store, package and label Avedro's single dose pharmaceuticals. Under the terms of the agreement, at the start of each calendar quarter Avedro provides a rolling 12 month forecast of estimated quantity and completion date requirements for the single dose pharmaceuticals. Only the quantities stipulated in the forecast for the first calendar quarter constitutes a binding commitment. At December 31, 2018, Avedro had $34 of orders committed to be purchased through March 31, 2019. During the years ended December 31, 2018 and 2017, Avedro made $1,117 and $581 of purchases, respectively, under the agreement.

23

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

7. COMMITMENTS AND CONTINGENCIES (Continued)

Legal Proceedings

In the ordinary course of business, Avedro may be subject to legal proceedings, claims and litigation as Avedro operates in an industry susceptible to patent legal claims. Avedro accounts for estimated losses with respect to legal proceedings and claims when such losses are probable and estimable. Legal costs associated with these matters are expensed when incurred. Avedro is not currently a party to any legal proceedings.

8. RELATED PARTY TRANSACTIONS

Avedro has a customer that is also a stockholder. During the years ended December 31, 2018, and 2017, Avedro recorded revenue related to this customer of $1,983 and $1,841, respectively. The accounts receivable balance from this customer as of December 31, 2018 and 2017 was $561 and $442, respectively.

Avedro has a customer that is also a stockholder and employee. During the years ended December 31, 2018, and 2017, Avedro recorded revenue related to this customer of $83 and $27, respectively. The accounts receivable balance from this customer as of December 31, 2018 and 2017 was $12 and $3, respectively.

Avedro also entered into a lending arrangement in March 2017 with a lender who is affiliated with a stockholder. See Note 9, "Long-term Debt" for further details.

9. LONG-TERM DEBT

Long-term debt, net, is comprised of the following:

	December 31,
	2018	2017
Principal amount outstanding	$20,000	$20,000
PIK Interest	657	201
Unamortized discount	(495)	(608)
Unamortized issue costs	(223)	(274)
Net carrying amount	$19,939	$19,319

2014 Loan Agreement

In September 2014, Avedro entered into a loan and security agreement (the "2014 Loan Agreement") with an outside lender for $12,500, maturing on December 1, 2017. Borrowings under the 2014 Loan Agreement were collateralized by substantially all assets of Avedro. The first draw of $7,500 ("2014 Tranche 1") was issued during September 2014, and the second draw of $5,000 was issued during March 2015 as Avedro met the milestones defined in the agreement.

24

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

9. LONG-TERM DEBT (Continued)

Additionally, Avedro exercised the following options:

•	extend the 2014 Loan Agreement maturity date by six months from December 1, 2017 to June 1, 2018;

•	extend the interest only period by six months through January 1, 2016; and

•	reduce the interest rate from 11.5% per annum to 9.25% per annum.

Following the extension of the 2014 Loan Agreement maturity date, the debt issuance costs and debt discount were being amortized over the new term of the loan using the effective interest method.

The 2014 Tranche 1 was payable in 39 monthly installments, comprised of interest only monthly payments for the first nine months followed by 30 months of principal and interest payments. An end of term charge of $438 is payable at maturity, including in the event of any prepayment, and was being accrued as interest expense over the term of the loan using the effective interest method. Debt issuance costs of approximately $57 was being amortized over the term of the loan using the effective interest method.

During March 2017, Avedro repaid the 2014 Loan Agreement in full with the proceeds from the 2017 Credit Agreement, as described below. As Avedro repaid the term loans prior to maturity, a prepayment fee equating to 0.50% of the portion of principal prepaid under the 2014 Loan Agreement was incurred. The prepayment fee, unamortized end for term charge, unamortized debt discount and unamortized debt issuance costs related to the 2014 Loan Agreement at the time of repayment totaled $230, which Avedro recorded as a loss on extinguishment of debt in the other (expense) income line of the statement of operations for the year ended December 31, 2017.

2017 Credit Agreement

In March 2017, Avedro entered into a credit agreement (the "2017 Credit Agreement") with a lender who is affiliated with a stockholder for $30,000, maturing on March 20, 2022 (the "Maturity Date"). The loan is available in two draws. The first draw of $20,000 was issued during March 2017. The second draw of $10,000, was available through December 31, 2017 based on a revenue milestone, however Avedro did not draw on this amount. The loans require payment of interest only until maturity at the rate of 10% per annum ("Applicable Margin"). Additional interest ("PIK") interest accrues at the per annum rate equal to the higher of (i) the three-month LIBOR rate and (ii) 1.00%. Such PIK interest is added to the outstanding principal amount of the loans until the maturity date. The outstanding loan balance plus accrued PIK interest is due in one lump sum payment on the loan maturity date.

The 2017 Credit Agreement includes customary events of default, affirmative and negative covenants, including with respect to a change in control transaction, investments, distributions and dividends, and the incurrence of additional debt.

Upon the occurrence of an event of default and continuing until such event of default is no longer continuing, the Applicable Margin would increase by 3.00% per annum.

If Avedro repays all or a portion of the borrowings under the 2017 Credit Agreement prior to the Maturity Date, it will be required to pay the lender a prepayment fee as follows: for amounts repaid after March 20, 2018 but on or prior to March 20, 2019, 9% of the portion of principal repaid; for amounts repaid after March 20, 2019 but on or prior to March 20, 2020, 5% of the portion of principal repaid; and for amounts repaid after March 20, 2020 but on or prior to March 20, 2021, 3% of the portion of the principal repaid. No prepayment fee will be required for amounts repaid after March 20, 2021 but prior to the Maturity Date.

25

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

9. LONG-TERM DEBT (Continued)

Avedro's obligations under the 2017 Credit Agreement are secured by a security interest in substantially all of its assets. Other than a Minimum Liquidity requirement of $3,000, there are no financial covenants contained in the 2017 Credit Agreement and Avedro was in compliance with the affirmative and restrictive covenants as of December 31, 2017.

In association with the 2017 Credit Agreement and in conjunction with the close of the first draw in March 2017, Avedro issued the lender warrants to purchase 106,617 shares of Series AA convertible preferred stock at an exercise price of $4.45 per share (the "2017 Preferred Warrants"). Each warrant is exercisable for a period of 10 years from the date of issuance and may be exercised on a cashless basis in whole or in part. Using the Black-Scholes valuation model, management estimated the fair value of these warrants to be $434 at issuance of the warrant. The following assumptions were used to estimate the fair value: expected volatility of 67%, risk-free interest rate of 2.47%, and expected term of 10 years. These warrants were considered to be costs incurred as part of the credit facility and were recorded as a debt discount which was offset against the loan, and were to be amortized over the life of the original credit facility based on the effective interest method to interest expense. See Note 10, "Warrants," for further description of the warrants. The 2017 Preferred Warrants are remeasured at fair value at each reporting date, with changes in fair value being recorded as other income (expense) in the statements of operations (see Note 11, "Fair Value Measurements").

The 2017 Credit Agreement contained features that are contingent on the following future events: (i) interest rate upon a non-creditworthy event of default; (ii) a put option upon an event of default; and (iii) a put option upon the lenders request of net casualty proceeds. These features meet the criteria of a derivative and as such Avedro has bifurcated these features and recorded them at fair value. The derivative will be revalued at the end of each reporting period. Any change in the fair value will be recorded as a gain or loss in the income statement in other income (expense).

As of December 31, 2018, Avedro had an outstanding total obligation from the derivative liability of $406. The derivative and warrant liabilities are presented on the balance sheet under non-current liabilities.

Avedro did not draw the remaining amount and the amount is no longer available to be drawn on under the 2017 Credit Agreement as of December 31, 2018. As of December 31, 2018, Avedro had borrowed and had outstanding $20,000 of debt under the 2017 Credit Agreement. As of December 31, 2018, Avedro had recorded a long-term debt obligation of $19,939 on its balance sheet, which includes borrowings outstanding of $20,000 and accrued PIK interest of $657, net of debt discount of $718. Amortization of the debt discount, which was recorded as interest expense in the statements of operations, was $164 for the year ended December 31, 2018.

26

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

10. WARRANTS

Summary of Outstanding Warrants

Upon the closing of Avedro's IPO, all of the outstanding warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase shares of Avedro Common Stock. See Note 17, "Subsequent Events," for additional information.

The following represents a summary of the warrants outstanding at each of the dates identified:

			Outstanding at
Issued	Classification	Exercisable for	December 31, 2018	December 31, 2017
(1)2015	Equity	Common stock	28,949	28,949
(2)2015	Liability	Series AA convertible preferred stock	67,415	67,415
(3)2017	Liability	Series AA convertible preferred stock	106,617	106,617

(1)	These warrants, exercisable into shares of Avedro Common Stock are exercisable through November 5, 2021 at $0.05 per share.

(2)	These warrants, exercisable into Series AA convertible preferred stock are exercisable through September 11, 2024, at $4.45 per share.

(3)	These warrants, exercisable into Series AA convertible preferred stock are exercisable through March 20, 2027, at $4.45 per share.

11. FAIR VALUE MEASUREMENTS

Accounting Standards Codification Topic 820, "Fair Value Measurement" ("ASC 820"), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and Avedro's own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of Avedro. Unobservable inputs are inputs that reflect Avedro's assumptions about the inputs that market participants would use in pricing the asset or liability, and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs are inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; and

27

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

Level 3: inputs are unobservable inputs that reflect Avedro's own assumptions about the assumptions market participants would use in pricing the asset or liability.

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by Avedro in determining fair value is greatest for instruments categorized in Level 3. A financial instrument's level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The carrying amount reflected on the balance sheets for cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued liabilities approximated their fair values, due to the short-term nature of these instruments. The carrying value of the long-term debt approximates its fair value as the debt arrangement is based on interest rates Avedro believes it could obtain for borrowings with similar terms.

Recurring Fair Value Measurements

The following tables set forth Avedro's assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2018 and 2017:

Description	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
December 31, 2018
Assets
Cash equivalents	$8,164	$8,164	$—	$—
	$8,164	$8,164	$—	$—
Liabilities
Warrant liability	$1,800	$—	$—	$1,800
Derivative liability	$406	—	—	406
	$2,206	$—	$—	$2,206
December 31, 2017
Liabilities
Warrant liability	$430	$—	$—	$430
Derivative liability	$409	—	—	409
	$839	$—	$—	$839

Cash Equivalents

Cash equivalents consist of money market funds with an original maturity of three months or less from the date of purchase. Cash equivalents are carried at cost, which approximates their fair value. At December 31, 2018, Avedro held $8,164 of cash equivalents, all of which were invested in money market funds. Avedro did not hold any cash equivalents at December 31, 2017.

28

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

Warrant Liability

The warrant liability represents the liability for warrants to purchase shares of Series AA convertible preferred stock issued in connection with Avedro's long-term debt. See Note 9, "Long-Term Debt."

2015 and 2017 Preferred Warrants

The fair value of the 2015 and 2017 Preferred Warrants was determined using the Black-Scholes model, a form of an option pricing model.

The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants were as follows:

	Year Ended December 31,
	2018	2017
Risk-free interest rate	2.5% - 3.0%	2.3% - 2.4%
Expected volatility	57.6% - 62.4%	58.8% - 65.0%
Expected term (in years)	5.7 - 9.0	6.7 - 9.2
Expected dividend yield	0.0%	0.0%

Risk-free Interest Rate.    Avedro estimated the risk-free interest rate in reference to yield on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated warrant.

Expected Volatility.    Due to Avedro's limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available over a period commensurate with the warrant's expected term. The peer group was developed based on companies in the biotechnology and medical device industries.

Expected Term.    The expected term represents the period of time that warrants are expected to be outstanding.

Expected Dividend Yield.    The expected dividend yield assumption is based on the fact that Avedro has never paid cash dividends and has no present intention to pay cash dividends.

Fair Value of Underlying Convertible Preferred Shares.    The fair value of the underlying convertible preferred stock was determined by the Avedro Board, with input from management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, a probability-weighted expected return method, and also using a combination of the market-based approach and the income approach. The fair value of Avedro's equity value was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security.

29

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

Starting with the valuation of Avedro Common Stock on December 31, 2018, we utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of common stock based on the probability-weighted present value of expected future equity values for the common stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability. The OPM values each equity class by creating a series of call options on the equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices of derivatives. The Hybrid Method is appropriate for a company expecting a near term liquidity event, but where, due to market or other factors, the likelihood of completing the liquidity event is uncertain. The Hybrid Method considers a company's going concern nature, stage of development and ability to forecast near and long-term future liquidity scenarios.

Accordingly, the valuation of the components of the warrant liability was determined using Level 3 inputs.

Changes in the fair value of the warrant liability, for which fair value is determined using Level 3 inputs were as follows:

	Year Ended December 31,
	2018	2017
Beginning balance	$430	$260
Warrant issuance	—	434
Change in fair value	1,370	(264)
Ending balance	$1,800	$430

Derivative Liability

The derivative liability represents features bifurcated from the 2017 Credit Agreement liability and recorded at fair value. See Note 9, "Long-Term Debt." Under certain change in control events, as defined in the 2017 Credit Agreement, a prepayment fee and the entire outstanding obligation may be due and payable. Avedro concluded that these features, including (i) interest rate upon a non-creditworthy event of default; (ii) a put option upon an event of default; and (iii) a put option upon the lenders request of net casualty proceeds, are not clearly and closely related to the host instrument, and represent a single compound derivative and is required to be re-measured at fair value.

The estimated fair value of the derivative liability was determined using a probability-weighted discounted cash flow model that includes the principal, prepayment fees and interest payments under scenarios of a change in control, other than a qualified initial public offering prior to the debt maturity. The following inputs were estimated by management: (i) the probability of a change of control event; (ii) the timing of a change of control event; and (iii) the discount rate. At December 31, 2018, Avedro assumed a 17% discount rate, and a 1%, 10% and 15% probability for a change in control event during the twelve months ended March 19, 2019, 2020 and 2021, respectively.

30

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

11. FAIR VALUE MEASUREMENTS (Continued)

Changes in the fair value of the derivative liability, for which fair value is determined using Level 3 inputs were as follows:

	Year Ended December 31,
	2018	2017
Beginning balance	$409	$—
Debt issuance	—	253
Change in fair value	(3)	156
Ending balance	$406	$409

12. CAPITAL STOCK

Common Stock

The voting, dividend and liquidation rights of the holders of shares of Avedro Common Stock are subject to and qualified by the rights, powers and preferences of the holders of shares of preferred stock. Avedro Common Stock has the following characteristics:

Voting

The holders of shares of Avedro Common Stock are entitled to one vote for each share of Avedro Common Stock held at all meetings of stockholders and written actions in lieu of meetings provided, however, that except as otherwise required by law, holders of Avedro Common Stock shall not be entitled to vote on any amendment to the corporation's certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock. The Avedro Common Stock as a separate class, shall be entitled to elect two directors of Avedro.

Dividends

Only after payment of such dividends distributed among preferred stock holders shall dividends be distributed among Avedro Common Stock holders.

Liquidation

After payment of all preferential amounts required to be paid to the holders of shares of Series CC convertible preferred stock, Series BB convertible preferred stock and Series AA convertible preferred stock, the remaining assets of Avedro available for distribution to its stockholders shall be distributed among the holders of shares of Avedro Common Stock, pro rata based on the number of shares held by each such holder.

31

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

12. CAPITAL STOCK (Continued)

Reserved for future issuance

Avedro has reserved for future issuance the following number of shares of Avedro Common Stock on a fully diluted and as-converted basis:

	As of December 31,
	2018	2017
Conversion of Series AA convertible preferred stock	7,161,719	7,161,719
Conversion of Series BB convertible preferred stock	1,332,708	1,332,708
Conversion of Series CC convertible preferred stock	2,141,467	—
Options to purchase common stock	2,490,767	945,521
Vesting of restricted stock units to common stock	18,522	—
Remaining shares available for issuance	104,828	986,808
Warrants to purchase convertible preferred stock	174,032	174,032
Warrants to purchase common stock	28,949	28,949
Total	13,452,992	10,629,737

Convertible Preferred Stock

In November 2015, Avedro entered into a Series AA Stock Purchase Agreement to issue 3,430,780 shares of its Series AA convertible preferred stock at a price of $4.45 per share for aggregate proceeds of $15,267 from new and existing investors. The agreement allowed for subsequent initial closings ("Initial Closing Rights Offering") from each former holder of its previously issued preferred stock (except those who already purchased shares at the initial closing), following the initial closing for up to an additional 44,946 shares of Series AA convertible preferred stock. In December 2015, Avedro closed the first rights offering, in which it received $35 for the issuance of 7,839 shares of Series AA convertible preferred stock.

In May 2016, Avedro notified the Series AA stockholders of the second tranche closing of Series AA convertible preferred stock, as referenced in the Series AA Stock Purchase Agreement. The second tranche milestone event was achieved in April 2016 upon final FDA approval for Avedro's Photrexa Viscous, Photrexa and the KXL System. The second tranche closing date occurred on June 1, 2016, at which time 3,438,608 shares of Series AA convertible preferred stock were purchased for an aggregate purchase price of $15,302.

In April 2017, Avedro entered into a Series BB Stock Purchase Agreement to issue 1,332,708 shares of its Series BB convertible preferred stock at a price of $9.004225 per share for aggregate proceeds of $12,000 from new and existing investors.

In conjunction with the Series BB Stock Purchase Agreement, Avedro increased its authorized shares to 92,600,000 from 80,300,000, of which 54,000,000 are designated as Avedro Common Stock and 38,600,000 are designated as convertible preferred stock.

In April 2018, Avedro entered into a Series CC Stock Purchase Agreement to issue 2,141,467 shares of its Series CC convertible preferred stock at a price of $11.674227 per share for aggregate proceeds of $25,000 from new and existing investors.

32

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

12. CAPITAL STOCK (Continued)

In conjunction with the Series CC Stock Purchase Agreement, Avedro amended and restated its certificate of incorporation to increase the total number of authorized shares of all classes of capital stock to 115,034,571 from 92,600,000, of which 66,905,000 are designated as Avedro Common Stock and 48,129,571 are designated as convertible preferred stock, and to designate the terms of the Series CC convertible preferred stock. The amended and restated certificate of incorporation also provided that all shares of Avedro's convertible preferred stock will automatically convert into shares of Avedro Common Stock upon either (a) the closing of the sale of shares of Avedro Common Stock to the public at a price of at least $29.18543625 per share in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act resulting in at least $50,000 in gross proceeds to Avedro or (b) the date or time specified by vote or written consent of holders of at least 70% of Avedro's outstanding convertible preferred stock, including holders of at least 70% of the Series CC convertible preferred stock.

Avedro records its convertible preferred stock at fair value on the dates of issuance, net of issuance costs. A deemed liquidation event will only occur upon a greater than 50% change in control or sale of substantially all of the assets of Avedro and will be a redemption event subject to election by holders of at least 70% of the then outstanding shares of convertible preferred stock, voting together as a single class on an as-converted basis. As the redemption event is outside the control of Avedro, all shares of convertible preferred stock have been presented outside of permanent equity. Further, Avedro has also elected not to adjust the carrying values of the convertible preferred stock to the redemption value of such shares, since it is uncertain whether or when a redemption event will occur. Subsequent adjustments to increase the carrying value to the redemption values will be made when it becomes probable that such redemption will occur. As of December 31, 2018, it was not probable that such redemption would occur.

Avedro's convertible preferred stock has the following rights, preferences, privileges and restrictions:

Dividend Rights

The holders of the convertible preferred stock and Avedro Common Stock had the following ranking of preference based on series held with respect to dividends, liquidation or redemption: Series BB convertible preferred stock, Series AA convertible preferred stock and Avedro Common Stock. The holders of convertible preferred stock are entitled to receive, when and as declared by the Avedro Board, cash dividends 8.0% based on preference noted above and shall be payable only when, as and if declared by the Avedro Board and shall be non-cumulative. To date, no dividends have been declared or paid.

Voting Rights

Holders of the convertible preferred stock vote equally together with the holders of Avedro Common Stock as a single class. Each holder of the convertible preferred stock is entitled to one vote for each number of shares of Avedro Common Stock into which the holder's convertible preferred stock is convertible. In addition to the Avedro Common Stock voting as a separate class to elect two directors of Avedro, the Series AA convertible preferred stock as a separate class, is entitled to elect two directors of Avedro. The holders of record of the shares of Avedro Common Stock and of any other class or series of voting stock (including the convertible preferred stock), exclusively and voting as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of Avedro. The Series CC and BB convertible preferred stock, each as a separate class, shall each be entitled to elect one director of Avedro.

33

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

12. CAPITAL STOCK (Continued)

Liquidation Rights

Upon any liquidation, dissolution, or winding-up of Avedro, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any convertible preferred stock other than Series BB convertible preferred stock and Series AA convertible preferred stock, and subject to the rights of any series of preferred stock that may from time to time come into existence, the holders of the Series BB convertible preferred stock followed by the holders of the Series AA convertible preferred stock are entitled to be paid out of the assets of Avedro an amount per share of such preferred stock equal to the original issue price plus all declared and unpaid dividends (if any) on such preferred stock (as adjusted for any stock dividends, combinations, stock splits, recapitalizations or other similar event affecting the preferred stock) for each share of such preferred stock held by them. The rights and preferences of the Series CC convertible preferred stock are similar to all other series of Avedro's convertible preferred stock, except for (i) in the event of any voluntary or involuntary liquidation event, dissolution, winding up of Avedro or deemed liquidation event, holders of the then outstanding Series CC convertible preferred stock have priority and preference to all other classes of convertible preferred stock and Avedro Common Stock; and (ii) the Series AA convertible preferred stock as a separate class, is entitled to elect two directors of Avedro.

As of December 31, 2018, if any of Avedro's remaining assets were available to be distributed, after the payment of the full liquidation preference of all preferred stockholders, such assets would distributed to the holders of the preferred and Avedro Common Stock pro rata based on the number of shares of Avedro Common Stock held by each stockholder assuming full conversion of all convertible preferred stock immediately prior to such liquidation event.

Conversion Rights

Each share of convertible preferred stock is convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Avedro Common Stock as is determined by dividing the applicable original issue price of the applicable series of convertible preferred stock by the Conversion Price (as defined below) for such series (the conversion rate for a series of convertible preferred stock into Avedro Common Stock is referred to herein as the "Conversion Rate" for such series), in effect at the time of conversion. As of December 31, 2018, "Conversion Price" shall initially be $11.674227l, $9.004225 and $4.45 and per share for the Series CC convertible preferred stock, Series BB convertible preferred stock and Series AA convertible preferred stock, respectively.

As of February 19, 2019, each share of convertible preferred stock automatically converted into shares of Avedro Common Stock at a conversion rate of one preferred share to one common share for each series of convertible preferred stock

34

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION

2003 Stock Plan

During 2003, Avedro adopted the 2003 Stock Plan (the "2003 Plan"), which allowed for the granting of awards in the form of incentive stock options, non-qualified stock options, and stock grants, which may include restricted stock, for up to 75,154 shares of Avedro Common Stock to eligible employees, outside directors and consultants of Avedro. The number of shares of Avedro Common Stock under the 2003 Plan was reduced to 62,193 on October 5, 2012, upon adoption of the 2012 Equity Incentive Plan (the "2012 Plan"). Awards granted under the 2003 Plan are subject to terms and conditions as determined by the Avedro Board, except that no incentive stock option may be issued at less than the fair market value of the Avedro Common Stock on the date of grant, or have a term in excess of ten years. Option grants may be exercised as specified in the individual grant. Typically, incentive stock options vest 25% of such shares on the first anniversary of the effective date of the option grant and 1/36th of such remaining shares each month thereafter. Unless otherwise indicated, grants contain an acceleration clause whereby options become exercisable in full if Avedro is subject to a change in control, as defined therein, before the grantee's service terminates. Options cancelled subsequent to the adoption of the 2012 Plan in October 2012 were no longer returned to the pool of shares reserved for issuance under the 2003 Plan. At December 31, 2018 and 2017, there were 2,018 and 7,234 shares outstanding that were issued from the 2003 Plan.

2012 Equity Incentive Plan

On October 5, 2012 Avedro adopted the 2012 Plan, which allowed for the granting of awards in the form of incentive stock options, non-qualified stock options and stock grants, which may include restricted stock, for 140,179 shares of Avedro Common Stock to eligible employees, outside directors and consultants of Avedro. In November 2015, the Avedro Board approved an increase to the number of shares of Avedro Common Stock reserved for issuance under the 2012 Plan from 140,179 to 2,350,852 shares. In July 2018, Avedro further amended the 2012 Plan to increase the number of shares of Avedro Common Stock reserved for issuance from 2,350,852 to 3,086,807, of which 104,828 are available for grant as of December 31, 2018. In connection with the IPO, the 2012 Plan terminated, and Avedro adopted a new equity incentive plan, the 2019 Plan. See Note 17, "Subsequent Events".

Awards granted under the 2012 Plan are subject to terms and conditions as determined by the Avedro Board, except that no incentive stock option may be issued at less than the fair market value of the Avedro Common Stock on the date of grant, or have a term in excess of ten years. Option grants may be exercised as specified in the individual grant. Typically, stock options vest (1) 25% of such shares on the first anniversary of the effective date of the option grant and 1/36th of such remaining shares each month thereafter or (2) in 48 equal installments.

In determining the exercise prices for options granted, the Avedro Board considered the fair value of the Avedro Common Stock as of the measurement date. The fair value of the underlying Avedro Common Stock was determined by the Avedro Board, with input from management and the assistance of a third-party valuation specialist, by determining the equity value of Avedro and then allocating this value among the different classes of equity securities based on their respective rights and individual characteristics. The equity value was determined using three different methods, which includes back-solving overall equity value to the price paid by recent financing transactions, also using a combination of the market-based approach and the income approach, and also utilizing a hybrid method. Starting with the valuation of our Avedro Common Stock on December 31, 2018, Avedro utilized the probability-weighted expected return method, or PWERM, in combination with the option pricing method, or OPM, as a hybrid method, or Hybrid Method, which is an accepted valuation method under the AICPA Practice Guide, for determining the fair value of Avedro's Avedro Common Stock. The PWERM is a scenario-based analysis that estimates the value per share of Avedro Common Stock based on the probability-weighted present value of expected future equity values for the Avedro Common Stock, under various possible future liquidity event scenarios, in light of the rights and preferences of each class and series of stock, discounted for a lack of marketability.

35

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION (Continued)

The fair value of Avedro's equity value was then allocated to various securities within Avedro's capital structure by applying an option pricing method. The option pricing method estimates the fair value of each class of security based on the potential to profit from the upside of the business, while taking into account the unique characteristics of each class of security. The dates of Avedro's contemporaneous valuations have not always coincided with the dates of Avedro's stock option grants. If Avedro had made different assumptions, its stock-based compensation expense, net loss could have been materially different.

Stock option activity under the 2003 Plan and 2012 Plan is summarized as follows:

	Number of Options	Average Exercise Price	Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at December 31, 2017	945,521	$2.98	8.5	$400
Granted	1,692,148	$2.94
Exercised	(48,953)	$1.41
Forfeited/cancelled	(97,949)	$6.82
Outstanding at December 31, 2018	2,490,767	$2.83	8.7	$25,111
Vested and expected to vest at December 31, 2018	2,490,767	$2.83	8.7	$25,111
Exercisable at December 31, 2018	1,063,979	$2.57	8.2	$11,264

As of December 31, 2018, the unrecognized compensation cost related to outstanding options was $2,429, and is expected to be recognized as expense over approximately 2.8 years. The fair value of options vested in the years ended December 31, 2018 and 2017 was $992 and $468, respectively.

The following table summarizes information relating to stock options granted and exercised:

	Year Ended December 31,
	2018	2017
Weighted-average grant date fair value per share of option grants	$1.66	$1.50
Aggregate intrinsic value of options exercised	44	195
Cash received upon exercise of options	69	207

36

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION (Continued)

The aggregate intrinsic value represents the difference between the fair value at exercise and the exercise price paid by the employee.

Restricted Stock Units

In January 2018, Avedro granted restricted stock units covering a total of 18,522 shares of Avedro Common Stock to certain executives. These restricted stock units have both a liquidity event and service-based vesting term. The liquidity event requirement must occur before January 2025, and will be satisfied on the first to occur of: (1) a change in control within the meaning of Code Section 409A or (2) the effective date of a registration statement of Avedro filed under the Securities Act for the sale of Avedro Common Stock. The service-based requirement vests 50% of the grant on February 1, 2018, with the reminder vesting in eight quarterly equal installments over a two-year period for each quarter of continuous service thereafter. Avedro has not recorded stock-based compensation expense for these restricted stock units during the year ended December 31, 2018 since the liquidity event requirement had not been satisfied.

Share-Based Compensation Expense

Avedro granted stock options to employees and non-employees for the years ended December 31, 2018 and 2017. Avedro estimates the fair value of stock options as of the date of grant using the Black-Scholes option pricing model and restricted stock based on the fair value of the award. For stock option awards granted to non-employees, compensation expense is recognized over the period during which services are rendered by such non-employees until completed. At the end of each financial reporting period prior to the completion of the service, the fair value of these awards is re-measured using the then-current fair value of Avedro Common Stock and updated assumption inputs in the Black-Scholes option-pricing model.

The following table presents stock-based compensation expense included in Avedro's statements of operations for the years ended December 31, 2018 and 2017:

	Year Ended December 31,
	2018	2017
Cost of goods sold	$40	$50
Selling, general and administrative	760	618
Research and development	185	190
	$985	$858

In December 2017, Avedro cancelled certain awards granted to its President and Chief Executive Officer and Chief Medical Officer during the year ended December 31, 2016, and as a result recognized $424 of compensation cost.

37

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

13. SHARE-BASED COMPENSATION (Continued)

Valuation of Stock Options

The weighted-average assumptions used in the Black-Scholes option pricing model to determine the fair value of all stock options granted in the period were as follows:

	Year Ended December 31,
	2018	2017
Risk-free interest rate	2.7%	2.0%
Expected volatility	57.8%	59.7%
Expected term (in years)	5.7	6.2
Expected dividend yield	0.0%	0.0%

Risk-free Interest Rate.    Avedro estimated the risk-free interest rate in reference to yield on U.S. Treasury securities with a maturity date commensurate with the expected term of the associated award.

Expected Volatility.    Due to Avedro's limited operating history and lack of company-specific historical or implied volatility, the expected volatility assumption is based on historical volatilities of a peer group of similar companies whose share prices are publicly available over a period commensurate with the option's expected term. The peer group was developed based on companies in the biotechnology and medical device industries.

Expected Term.    The expected term represents the period of time that options are expected to be outstanding. Because Avedro does not have historical exercise behavior, through December 31, 2018 it determined the expected life assumption for employees using the simplified method, which is an average of the contractual term of the option and its vesting period. For non-employees, Avedro determined the expected life to be the contractual term of the option.

Expected Dividend Yield.    The expected dividend yield assumption is based on the fact that Avedro has never paid cash dividends and has no present intention to pay cash dividends.

14. INCOME TAXES

2017 U.S. Tax Reform

The Tax Act includes a number of changes to existing tax law, including, among other things, a permanent reduction in the federal corporate income tax rate from 35% to 21%, effective as of January 1, 2018, as well as limitation of the deduction for net operating losses to 80% of current year taxable income and elimination of net operating loss carrybacks, in each case, for losses arising in taxable years beginning after December 31, 2017 (though any such net operating losses may be carried forward indefinitely). The federal tax rate change resulted in a reduction of Avedro's deferred tax assets and liabilities, and a corresponding reduction to its valuation allowance in the amount of $17.7 million. As a result, no income tax expense or benefit was recognized as of the enactment date of the Tax Act. The other provisions of the Tax Act did not have a material impact on the December 31, 2018 financial statements.

38

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

14. INCOME TAXES (Continued)

The staff of the SEC issued Staff Accounting Bulletin No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Act. In connection with the initial analysis of the impact of the Tax Act, Avedro remeasured its deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21% for federal tax purposes. The remeasurement of Avedro's deferred tax assets and liabilities was offset by a change in the valuation allowance. Avedro has completed its analysis of the effects of the impact of the Tax Act without any additional material adjustments.

Income Taxes

For the years ended December 31, 2018 and 2017, Avedro did not record a current or deferred income tax expense or benefit due to current and historical losses incurred by Avedro.

The components of loss before income taxes were as follows:

	Year Ended December 31,
	2018	2017
U.S.	$25,122	$21,277
Foreign	—	—
Total	$25,122	$21,277

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate to income taxes as reflected in the financial statements is as follows:

	Year Ended December 31,
	2018		2017
Benefit for income taxes at statutory rate	$(5,276)	21%	$(7,476)	35%
Permanent differences	411	(1.6)	281	(1.3)
State taxes—net of federal tax benefit	(1,714)	6.8	(1,087)	5.1
Valuation allowances	7,163	(28.5)	(9,012)	42.5
Federal and state rate change	—	—	17,711	(83.2)
Research credits	(641)	2.5	(412)	1.9
Other, net	57	(0.2)	(5)	—
Reported income tax provision	$—	0.0%	$—	0.0%

39

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

14. INCOME TAXES (Continued)

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The significant components of Avedro's deferred tax assets and liabilities are comprised of the following:

	Year Ended December 31,
	2018	2017
Deferred tax assets
Accruals and reserves	$1,429	$326
Net operating losses	35,595	31,006
Research credits	18,674	17,607
Stock compensation	192	97
Intangible assets	1,039	1,110
Capitalized research costs	185	283
Deferred revenue	1,653	849
Subtotal deferred tax assets	58,767	51,278
Valuation allowance	(58,416)	(51,246)
Total deferred asset	$351	$32
Deferred tax liabilities
Accruals and reserves	191	—
Fixed assets	160	32
Total deferred liabilities	$351	$32

Avedro has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. As of December 31, 2018 and 2017, based on Avedro's history of operating losses, Avedro has concluded that it is not more likely than not that the benefit of its deferred tax assets will be realized. Accordingly, Avedro has provided a full valuation allowance for deferred tax assets as of December 31, 2018 and 2017. The valuation allowance increased $7,170 during the year ended December 31, 2018 due primarily to net operating losses and research credits generated. The valuation allowance decreased $9,009 during the year ended December 31, 2017 due primarily to a change in the federal corporate tax rate as noted above.

As of December 31, 2018 and 2017, Avedro had U.S. federal NOL carryforwards of $142,077 and $125,268, respectively, which may be available to offset future U.S. federal income tax liabilities. $124,589 of the total NOL carryforwards as of December 31, 2018 expire at various dates through 2037, while the remaining $17,487 do not expire. As of December 31, 2018 and 2017, Avedro also had U.S. state NOL carryforwards of $91,956 and $75,735, respectively, which may be available to offset future state income tax liabilities and expire at various dates through 2038. As of December 31, 2018 and 2017, Avedro had U.S. federal research credit carryforwards of $16,652 and $15,869, respectively, that expire at various dates through 2038. As of December 31, 2018 and 2017, $14,825 of the U.S. federal research credits previously listed are related to the Orphan Drug Credit. As of December 31, 2018 and 2017, Avedro also had Massachusetts research credits of $2,561 and $2,201, respectively, which may be available to offset future income tax liabilities and expire at various dates through 2032.

40

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

14. INCOME TAXES (Continued)

Avedro has not, as of yet, conducted a study of its research and development credit carryforwards. Such a study might result in an adjustment to Avedro's research and development credit carryforwards, however, until a study is completed and any adjustment is known, no amounts are being presented as an uncertain tax position under ASC 740-10. A full valuation allowance has been provided against Avedro's research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the valuation allowance. Thus, there would be no impact to the statements of operations if an adjustment was required.

Utilization of the NOL and research and development credit carryforwards may be subject to a substantial annual limitation due to ownership change limitations that have occurred or that could occur in the future, as required by Section 382 and Section 383 of the Code, as well as similar state and foreign provisions. These ownership changes may limit the amount of NOL and research and development credit carryforwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an "ownership change" as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders. Avedro has completed a study through 2014 to assess whether an ownership change has occurred or whether there have been multiple ownership changes since its formation. The results of this study indicated that Avedro experienced ownership changes as defined by Section 382 of the Code. Avedro has not recorded NOLs that, as a result of these restrictions, will expire unused. As of December 31, 2018, Avedro has not completed a study for dates after November 5, 2014, and therefore NOLs may be subject to further limitation. Avedro will complete an updated 382 study prior to benefiting any net operating losses in the financial statements. Accordingly, Avedro has NOL carryforwards net of the limitation, which are approximately $142,077 and $125,268 in 2018 and 2017, respectively.

Avedro's reserves related to taxes and its accounting for uncertain tax positions are based on a determination of whether and how much of a tax benefit taken by Avedro in its tax filings or positions is more-likely-than-not to be realized following resolution of any potential contingencies related to the tax benefit.

As of December 31, 2018 and 2017, the total amount of unrecognized tax benefits was $0.

Avedro will recognize interest and penalties related to uncertain tax positions in income tax expense. As of December 31, 2018 and 2017, Avedro had no accrued interest or penalties related to uncertain tax positions and no amounts have been recognized in Avedro's statements of operations.

Avedro files income tax returns in the United States and various states. The federal and state income tax returns are generally subject to tax examinations for the tax years ended December 31, 2016, through December 31, 2018. To the extent Avedro has tax attribute carryforwards, the tax years in which the attribute was generated may still be adjusted upon examination by the Internal Revenue Service, state or foreign tax authorities to the extent utilized in a future period.

15. EMPLOYEE BENEFITS

Effective January 1, 2008, Avedro adopted a defined contribution 401(k) plan for all employees. Employees are eligible to participate in the plan beginning on the first day of their hire. Under the terms of the plan, employees may make voluntary contributions as a percent of compensation and effective January 1, 2016, Avedro provided a matching contribution to all qualified employees. During the year ended December 31, 2018 and 2017, Avedro contributed $495 and $384, respectively, to the plan.

41

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

16. NET LOSS PER SHARE

Under the two-class method, for periods with net income, basic net income per common share is computed by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is computed by subtracting from net income the portion of current year earnings that participating securities would have been entitled to receive pursuant to their dividend rights had all of the year's earnings been distributed. No such adjustment to earnings is made during periods with a net loss as the holders of the participating securities have no obligation to fund losses. Diluted net loss per common share is computed under the two-class method by using the weighted average number of shares of common stock outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of stock options and warrants. In addition, Avedro analyzes the potential dilutive effect of the outstanding participating securities under the if-converted method when calculating diluted earnings per share in which it is assumed that the outstanding participating securities convert into common stock at the beginning of the period. Avedro reports the more dilutive of the approaches (two-class or if-converted) as its diluted net income per share during the period. Due to the existence of net losses for the years ended December 31, 2018 and 2017, basic and diluted loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

The following potentially dilutive securities outstanding have been excluded from the computations of diluted weighted average shares outstanding because such securities have an antidilutive impact due to losses reported:

	Year ended December 31,
	2018	2017
Series AA convertible preferred stock	7,161,719	7,161,719
Series BB convertible preferred stock	1,332,708	1,332,708
Series CC convertible preferred stock	2,141,467	—
Outstanding stock options	2,490,767	945,521
Unvested restricted stock units	18,522	—
Outstanding Series AA convertible preferred stock warrants	174,032	174,032
Outstanding common stock warrants	28,949	28,949
Total	13,348,164	9,642,929

Holders of Avedro's convertible preferred stock are entitled to receive dividends based on dividends declared to common stockholders, thereby giving the preferred stockholders the right to participate in undistributed earnings of Avedro above the stated dividend rate. However, preferred stockholders did not have a contractual obligation to share in the net losses of Avedro and no dividends were declared.

42

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

17. SUBSEQUENT EVENTS

Amended and Restated Certificate of Incorporation

On January 31, 2019, the Avedro Board approved an amended and restated certificate of incorporation to (1) effect the Reverse Stock Split and (2) authorize Avedro to issue up to 200,000,000 shares of Avedro Common Stock, $0.00001 par value per share and 10,815,632 shares of convertible preferred stock, $0.00001 par value per share (collectively, the "Charter Amendment"). The par values of Avedro Common Stock and convertible preferred stock were not adjusted as a result of the Reverse Stock Split. The Avedro Charter was approved by Avedro's stockholders on January 31, 2019 and became effective upon the filing of the Charter Amendment with the State of Delaware on February 1, 2019. All issued and outstanding Avedro Common Stock and convertible preferred stock and related share and per share amounts contained in these financial statements have been retroactively adjusted to reflect the Reverse Stock Split for all periods presented.

Initial Public Offering

In February 2019, Avedro closed its IPO, in which it issued 5,000,000 shares of Avedro Common Stock at a public offering price of $14.00 per share, for net proceeds of approximately $61,300 after deducting underwriting discounts and commissions and offering expenses payable by Avedro. Upon the closing of the IPO, all of Avedro's outstanding shares of convertible preferred stock were automatically converted into an aggregate of 10,635,894 shares of Avedro Common Stock, and all of Avedro's outstanding warrants to purchase shares of convertible preferred stock were automatically converted into warrants to purchase up to an aggregate of 202,981 shares of Avedro Common Stock, resulting in the reclassification of the related redeemable convertible preferred stock warrant liability to additional paid-in capital.

2019 Equity Incentive Plan

In January 2019, the Avedro Board adopted, and Avedro's stockholders approved, the 2019 Equity Incentive Plan (the "2019 Plan"). The 2019 Plan became effective on the effective date of the IPO, at which time Avedro ceased making awards under the 2012 Plan.

Under the 2019 Plan, Avedro may grant stock options qualifying as incentive stock options, or ISOs, within the meaning of Section 422 of the Code to employees, and for the grant of nonstatutory stock options, or NSOs, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to employees, consultants and directors. The 2019 Plan will also provide for the grant of performance cash awards to employees, consultants and directors. A total of 2,500,000 shares of Avedro Common Stock were initially reserved for issuance under the 2019 Plan. In addition, the number of shares available for issuance under the 2019 Plan will automatically increase on January 1 of each year, for a period of ten years, from January 1, 2020 continuing through January 1, 2029, by 4% of the total number of shares of Avedro Common Stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares as may be determined by the Avedro Board. The maximum number of shares that may be issued pursuant to the exercise of ISOs under the 2019 Plan is 2,500,000.

Since the effective date of the 2019 Plan, Avedro has granted an aggregate of 25,400 options and 13,000 restricted stock units, or RSUs, to receive shares of Avedro Common Stock under the 2019 Plan to employees. The shares of Avedro Common Stock underlying the option grants vest and become exercisable over a four-year period as to 25% of the shares of Avedro Common Stock underlying the option on the first anniversary of the vesting commencement date and as to 75% of the shares of Avedro Common Stock underlying the option in 36 equal monthly installments thereafter, subject to the recipient's continued service through each vesting date. The shares of Avedro Common Stock underlying the RSUs vest over a four-year period as to 25% of the shares of Avedro Common Stock underlying the RSU vest on the first anniversary of the vesting commencement date with the remaining 75% vesting in three equal installments on each anniversary of the vesting commencement date thereafter, subject to the recipient's continued service through each vesting date. The share-based compensation expense related to these options is $171, which will be recognized as share-based compensation expense over the respective vesting periods of the awards. The share-based compensation expense related to these RSUs is $152, which will be recognized as share-based compensation expense over the respective vesting periods of the awards.

43

Avedro, Inc.

Notes to Financial Statements (Continued)

(Dollars in thousands, except per share data)

17. SUBSEQUENT EVENTS (Continued)

2019 Employee Stock Purchase Plan

In January 2019, the Avedro Board adopted, and Avedro's stockholders approved, the 2019 Employee Stock Purchase Plan ("2019 ESPP"). The 2019 ESPP became effective on the effective date of the IPO. The maximum number of shares of Avedro Common Stock that may be issued under the ESPP is 350,000 shares. Additionally, the number of shares of Avedro Common Stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2020 through January 1, 2029, by the lesser of (1) 1% of the total number of shares of Avedro Common Stock outstanding on December 31 of the preceding calendar year and (2) 500,000 shares; provided, that prior to the date of any such increase, the Avedro Board may determine that such increase will be less than the amount set forth in clauses (1) and (2).

18. ADOPTION OF ASU 2016-18

On January 1, 2019, Avedro adopted ASU 2016-18, "Statement of Cash Flows: Restricted Cash" which require that amounts described as restricted cash and restricted cash equivalents be included within cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Avedro adopted this standard on a retrospective basis and it resulted in an increase to cash, cash equivalents and restricted cash of $551 in the statement of cash flows at December 31, 2018 and 2017.

44